Exhibit 4.1

FIRST AMENDMENT

TO

AMENDED AND RESTATED RIGHTS AGREEMENT

This FIRST AMENDMENT (this “First Amendment”) to the AMENDED AND RESTATED RIGHTS AGREEMENT, dated effective as of January 25, 2015 (the “Agreement”), is entered into as of October 20, 2017 by and between Golden Entertainment, Inc., a Minnesota corporation (formerly known as Lakes Entertainment, Inc.) (the “Company”), and Wells Fargo Shareowner Services, a division of Wells Fargo Bank, National Association (the “Rights Agent”).

WITNESSETH

WHEREAS, the Company and the Rights Agent previously entered into the Agreement; and

WHEREAS, pursuant to Section 23(a)(i)(y) of the Agreement, the Board of Directors of the Company may amend the Agreement to change the Final Expiration Date (as defined in the Agreement) to another date, including an earlier date, and the Board has approved and adopted this First Amendment to change the Final Expiration Date to the date hereof.

NOW, THEREFORE, in consideration of the foregoing premises and mutual agreements set forth in this First Amendment, the Company and the Rights Agent agree as follows:

1. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

2. Clause (i) of Section 7(a) of the Agreement is hereby amended to delete such clause and to replace it with the following new clause (i): “(i) October 20, 2017 (the “Final Expiration Date”),”.

3. This First Amendment shall be effective as of the “Closing” (as defined therein) under that certain Membership Interest Purchase Agreement by and among W2007/ACEP Managers Voteco, LLC, W2007/ACEP Holdings, LLC and the Company dated as of June 10, 2017, as the same may be amended from time to time.

4. This First Amendment may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all such counterparts shall together constitute one and the same document.

5. This First Amendment shall be deemed to be a contract made under the internal laws of the State of Minnesota and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

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IN WITNESS WHEREOF, the parties have caused this First Amendment to be duly executed as of the date and year first above written.

GOLDEN ENTERTAINMENT, INC., a Minnesota corporation

By:	/s/ Charles H. Protell
	Name:	Charles H. Protell
	Title:	Executive Vice President, Chief Strategy Officer and Chief Financial Officer

WELLS FARGO SHAREOWNER SERVICES, A DIVISION OF WELLS FARGO BANK, NATIONAL ASSOCIATION, as Rights Agent

By:	/s/ Allison M. Seeley
	Name:	Allison M. Seeley
	Title:	Officer – Client Services